Exhibit (a)(5)(H)

FOR IMMEDIATE RELEASE

ACI WORLDWIDE ANNOUNCES EARLY TERMINATION OF

HSR WAITING PERIOD FOR ACI’S ACQUISITION OF

ONLINE RESOURCES

NEW YORK, February 19, 2013 – ACI Worldwide, Inc. (Nasdaq: ACIW) announced today that the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (HSR) in connection with ACI’s tender offer for common stock of Online Resources Corporation (NASDAQ: ORCC) was terminated early on February 15, 2013 by the U.S. Federal Trade Commission. The waiting period was scheduled to expire on February 21, 2013.

As announced on January 31, 2013, ACI and Online Resources entered into a definitive agreement contemplating the acquisition of Online Resources by ACI via a tender offer to acquire all of the outstanding shares of Online Resources’s common stock at a price of $3.85 per share in cash. The termination of the HSR waiting period satisfies one of the conditions to consummate the tender offer. Other closing conditions remain, including, among others, a minimum tender of a majority of outstanding Online Resources shares on a fully diluted basis.

The tender offer will remain open for Online Resources shareholders to tender their shares until 12:00 midnight, New York City time, at the end of Friday, March 8, 2013, unless it is extended in accordance with the parties’ agreement. The complete Offer to Purchase dated February 7, 2013 related to the tender offer has been filed with the U.S. Securities and Exchange Commission and can be viewed online at www.sec.gov.

About ACI Worldwide

ACI Worldwide powers electronic payments and banking for more than 1,650 financial institutions, retailers and processors around the world. ACI Worldwide software enables $12 trillion in payments each day, processing transactions for 14 of the leading global retailers, and 24 of the world’s 25 largest banks. Through our integrated suite of software products and hosted services, we deliver a broad range of solutions for payments processing, card and merchant management, online banking, mobile, branch and voice banking, fraud detection, and trade finance. To learn more about ACI Worldwide and the reasons why our solutions are trusted globally, please visit www.aciworldwide.com. You can also find us on www.paymentsinsights.com or on Twitter @ACI_Worldwide.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements about the planned completion of the tender offer and the merger, estimates of revenues, operating margins, capital expenditures, cash, other financial metrics, expected legal, arbitration, political, regulatory results or practices, customer patterns or practices and other such estimates and results. No forward-looking statement can be guaranteed and actual results may differ materially from those that ACI and ORCC project. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statement, many of which are outside of the control of management. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive agreement; (2) successful completion of the proposed transaction on a timely basis; (3) the impact of regulatory reviews on the proposed transaction; (4) the outcome of any legal proceedings that may be instituted against one or both of ACI and ORCC and others following the announcement of the definitive agreement; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the transaction; and (6) other factors described in ACI’s filings with the SEC, including its reports on Forms 10-K, 10-Q, and 8-K. Except to the extent required by applicable law, ACI undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future results or otherwise.

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For more information contact

For more information contact:

John Kraft, Vice President, Investor Relations & Strategic Analysis

ACI Worldwide

239-403-4627

john.kraft@aciworldwide.com